Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Fusion Fuel Green plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Ordinary Shares	Rule 456(c)	46,482,518	1.06	49,271,469.10	0.0001476	7,272.47	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					49,271,469.10

	Total Fees Previously Paid					N/A		N/A

	Total Fee Offsets					N/A		N/A

	Net Fee Due							7,272.47